Exhibit 99.4

For Immediate Release
30th July, 2009, Las Vegas, Nevada, USA

William J. Hogan Appointed to the Board of Can-Cal Resources

Can-Cal Resources Ltd. (“Can-Cal”) of Las Vegas, Nevada, USA (Trading Symbol: NASDAQ OTCBB – “ccre”) is pleased to announce that Mr. William J. Hogan, of Calgary, Alberta, Canada has been appointed to the Board of Directors.

Mr. Hogan is a successful business development specialist. Using contemporary business skills in combination with tried and true business discipline, he has a record of adding shareholder value to his endeavours in both the public and private sectors. Mr. Hogan has over 33 years experience in the areas of development, operations, fund raising and strategic planning for startup and growth level companies. Mr. Hogan currently holds the position of Vice Chairman, Founder of Vacci-Test Corporation, a Calgary, Alberta developing food safety pathogen testing company.

Mr. Hogan stated, “Can-Cal appears to be poised and ready for its next phase of development and I look forward to the opportunity of increasing shareholder value as this exciting new chapter unfolds.”

Mr. Ronald Sloan, Chairman of Can-Cal, said “I am very pleased with Mr. Hogan’s appointment to the Board. It is our expectation that he will apply his numerous talents to the task of enhancing the promising prospects for Can-Cal.”

About Can-Cal

Can-Cal is an emerging precious metals exploration and chemical extraction company actively engaged in identifying commercial mining opportunities. Can-Cal is currently focusing its efforts on three main properties: PISGAH, California; WIKIEUP, Arizona; and OWL CANYON, California.

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FOR FURTHER INFORMATION PLEASE CONTACT:
Ronald D. Sloan, Chairman
Can-Cal Resources Ltd.
2500 Vista Mar Dr.
Las Vegas, Nevada 89128
Tel: (702) 243-1849
Email: mining@lvcoxmail.com
Website: www.can-cal.com